                                                                     EXHIBIT 5.1

                                November 29, 2000


SpeedFam-IPEC, Inc.
305 North 54th Street
Chandler, AZ  85226


         RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about November 29, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,000,000 shares of your Common Stock, no par value (the "Plan Shares"), reserved for issuance pursuant to the 1995 Stock Plan for Employees and Directors of SpeedFam-IPEC, Inc. (the "Plan").

         As legal counsel for SpeedFam-IPEC, Inc. (the "Company"), we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Plan Shares pursuant to the Plan.

         It is our opinion that the Plan Shares, when issued and sold in the manner described in the Plans, and pursuant to the agreement that accompanies each grant under the Plan, will be legally and validly issued, fully-paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                      Very truly yours,

                                      /s/ Wilson Sonsini Goodrich & Rosati

                                      WILSON SONSINI GOODRICH & ROSATI
                                      Professional Corporation